Exhibit 99.1

WL ROSS HOLDING CORP. COMMON STOCK AND WARRANTS
TO COMMENCE TRADING SEPARATELY ON AUGUST 5, 2014

NEW YORK, NY, August 4, 2014 /PRNewswire/ -- WL Ross Holding Corp. (the “Company”) (Nasdaq: WLRHU) today announced that the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units commencing August 5, 2014. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “WLRHU” and the common stock and the warrants are expected to trade under the symbols “WLRH” and “WLRHW”, respectively.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock repurchase, stock purchase, reorganization or similar business combination with one or more businesses.

SOURCE WL Ross Holding Corp.